Exhibit 16.1

April 22, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Falcon Financial Investment Trust and, under the date of March 26, 2004, we reported on the consolidated statements of financial position of Falcon Financial Investment Trust (the “Successor”) as of December 31, 2003 and of Falcon Financial, LLC (the “Predecessor”) as of September 30, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders’/members’ equity (deficit) and comprehensive income (loss) and cash flows for the periods from December 22, 2003 to December 31, 2003 (the “Successor Period”), and for the period from October 1, 2003 to December 21, 2003 and for each of the years in the three-year period ended September 30, 2003 (the “Predecessor Periods”).  On April 16, 2004, we notified Falcon Financial Investment Trust that the auditor-client relationship with KPMG LLP will cease upon completion of the review of Falcon Financial Investment Trust’s consolidated financial statements as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003.  We have read Falcon Financial Investment Trust’s statements included under Item 4 of its Current Report on Form 8-K dated April 22, 2004, and we agree with such statements except we are not in a position to agree or disagree with Falcon Financial Investment Trust’s statement that KPMG LLP’s resignation was not recommended or approved by its audit committee.

Very truly yours,